Exhibit 99.1

NEWS RELEASE

Contact: Frank Hallowell, Interim Chief Executive Officer, Chief Financial Officer
Autoscope Technologies Corporation Phone: 612.438.2363

FOR IMMEDIATE RELEASE

Autoscope Technologies Corporation Announces Intention to Voluntarily Delist Its Common Stock From Nasdaq and Deregister Its Common Stock With the Securities and Exchange Commission and Increase the Company’s Quarterly Dividend

Minneapolis, Minn., December 21, 2022 -- Autoscope Technologies Corporation (NASDAQ: AATC) today announced that it intends to voluntarily delist its common shares from the Nasdaq Capital Market and to subsequently deregister its common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company is eligible to suspend these reporting obligations because it has fewer than 300 shareholders of record. The Company intends to continue to provide shareholders with timely financial information following the conclusion of the of delisting and deregistration.

Frank G. Hallowell, interim Chief Executive Officer of Autoscope Technologies Corporation, commented, “As the Company’s supply chain constraints have passed, the business’s profitability has returned to its normal levels. Due to these factors, along with the expected reduction of administrative and other expenses due to the delisting and deregistration, the Board has determined that it will increase the Company’s quarterly dividend amount going forward from $0.12 to $0.13 per share.”

The Company is currently in compliance with all of its Nasdaq listing requirements. Consistent with cash management and cost discipline measures that have been implemented by the Company, the Board of Directors concluded that the costs of compliance, the demands of management’s time, and the Company resources required to continue its reporting obligations with the Securities and Exchange Commission (the “SEC’) and maintain its Nasdaq listing were significantly greater than the benefits received by the Company and its shareholders from being a listed company.

The Company expects to file a Form 25, Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, with the SEC and Nasdaq on or about December 30, 2022. The Form 25 will become effective 10 days after it is filed. Upon its effectiveness, the Company anticipates that its common stock will be quoted on the OTCQX, a centralized electronic quotation service for over-the-counter securities. The Company expects its common stock will continue to trade on the OTCQX.

The Company also intends to deregister its common stock with the SEC and become a non-reporting company under the Exchange Act. The Company intends to file a Form 15 upon the effective date of the Nasdaq delisting. As of the date of the filing of the Form 15, the Company’s obligation to file reports under the Exchange Act, including Forms 10-K, 10-Q and 8-K, will be immediately suspended. Other filing requirements will terminate upon the effectiveness of the deregistration under Section 12(g) of the Exchange Act, which is expected to occur 90 days after the filing of the Form 15. However, the Company intends to continue to provide shareholders with audited annual financial statements and certain quarterly financial information by making such information publicly available in press releases and on its website. Additionally, the Company intends to provide additional material information regarding its business and operations by way of press releases and postings on its website, to hold annual shareholder meetings as required by law, and to otherwise exercise good corporate governance.

About Autoscope Technologies Corporation

Autoscope Technologies Corporation is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in Minneapolis, Minnesota. Visit us on the web at imagesensing.com<http://imagesensing.com>.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws, regulations, and orders, including as a result of the COVID-19 pandemic caused by the coronavirus; international presence; tariffs and other trade barriers; our success in integrating any acquisitions; potential disruptions to our supply chains (including disruptions caused by geopolitical events, military actions, work stoppages, nature disasters, or international health emergencies, such as the COVID-19 pandemic); and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 22, 2022.